EXHIBIT 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement, dated as of July 29, 2019 (the “Agreement”), is made as of May 29, 2020 by and among Pfizer Inc., a Delaware corporation (“Pluto”), Upjohn Inc., a Delaware corporation and wholly owned Subsidiary of Pluto (“Spinco”), Utah Acquisition Sub Inc., a Delaware corporation and an indirectly wholly owned Subsidiary of Spinco (“Spinco Sub” and, together with Spinco, the “Spinco Parties”), Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands (“Utah”), Mylan I B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah (“Utah Newco”), and Mylan II B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah Newco (“Utah Newco Sub” and, together with Utah and Utah Newco, the “Utah Parties”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Agreement on July 29, 2019; and

WHEREAS, in accordance with the terms and conditions of the Agreement, the Parties now wish to amend the Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by each Party, the Parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Agreement.

SECTION 2. Amendments to the Agreement.

(a) Section 1.1 of the Agreement is hereby amended by adding the following definition in the appropriate alphabetical location:

““Utah BCA Amendment Schedule” means the schedule delivered by Utah to Pluto and Spinco on the date of Amendment No. 1 to this Agreement and attached thereto.”

(b) Section 1.2 of the Agreement is hereby amended by deleting the following references:

“First Extended Outside Date	Section 10.1(c)”

“Initial Outside Date	Section 10.1(c)”

(c) The first sentence of Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Unless the transactions herein contemplated shall have been abandoned and this Agreement is terminated pursuant to Section 10.1, the closing of the Combination, other than any aspect of the Liquidation that under Law or pursuant to this Agreement is to occur at a later time (the “Closing”), shall take place (a) with respect to the Combination, at the offices of De Brauw Blackstone Westbroek, Claude Debussylaan 80, Amsterdam and (b) with respect to the other transactions, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 9:00 a.m., New York City time, on the date that is three (3) Business Days after the conditions set forth in Article IX (other than the conditions set forth in Section 9.1(b), Section 9.1(c) and Section 9.2(e) and any such conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction of such conditions) have been satisfied (or, to the extent permitted by applicable Law, waived), unless another date, time or place is agreed to in writing by Pluto and Utah; provided, however, that (i) Pluto may, following consultation in good faith with Utah, delay the date of the Closing in order to ensure that there is at least five (5) Business Days of “when issued” trading of Spinco Common Stock on the Spinco Stock Exchange prior to the Closing or such longer period as may be required by the Spinco Stock Exchange and (ii) in no event shall the Closing occur prior to October 1, 2020, unless otherwise agreed to in writing by Pluto and Utah.”

(d) Section 8.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Utah shall (i) as promptly as reasonably practicable after the Combination Registration Statement is declared effective under the Securities Act, but not before the announcements and filings set out in Section 3.1(g)(iii) have been made, duly call and give notice of a meeting of its shareholders (the “Utah Shareholders Meeting”) for the purpose of obtaining the Utah Shareholder Approval, (ii) use its reasonable best efforts to cause the Proxy Statement/Prospectus and any other appropriate materials for the Utah Shareholders Meeting (together with the Proxy Statement/Prospectus, the “Utah Shareholders Meeting Materials”) to be mailed to Utah’s shareholders, and (iii) take any and all steps necessary to hold the Utah Shareholders Meeting on June 30, 2020.”

(e) Section 8.6(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) Utah shall coordinate and cooperate with Pluto and Spinco and their respective Affiliates with respect to the convening materials and will otherwise comply with all legal requirements applicable to the Utah Shareholders Meeting. Utah may not adjourn, cancel or reconvene the Utah Shareholders Meeting without the prior written consent of Pluto; provided, however, that Utah may, after consultation in good faith with

Pluto, cancel and reconvene the Utah Shareholders Meeting only if (A) Utah has complied with its obligations pursuant to Section 8.6(d), and notwithstanding such compliance, a quorum has not been established or (B) required by Law or Governmental Order. In the event that the Utah Shareholders Meeting is cancelled and reconvened pursuant to the foregoing proviso, Utah shall duly give notice of and reconvene the Utah Shareholders Meeting on a date scheduled by mutual agreement of Utah, Pluto and Spinco, acting reasonably; provided, however, that Utah shall in no event cancel and reconvene the Utah Shareholders Meeting to a date that is more than thirty (30) days after the originally scheduled Utah Shareholders Meeting without the prior written consent of Pluto. Utah shall, upon Pluto’s request, advise Pluto on a daily basis during each of the last five (5) Business Days prior to the date of the Utah Shareholders Meeting as to the aggregate tally of proxies received by Utah with respect to the Utah Shareholder Approval and at additional times upon the reasonable request of Pluto.”

(f) The first sentence of Section 8.8(g) of the Agreement is hereby amended and restated in its entirety as follows:

“Each of Pluto, Spinco and Utah agrees to cooperate and use reasonable best efforts to take, or cause to be taken, and to cause their respective Representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the issuance of any debt securities or the incurrence of any other long-term debt financing by Spinco in lieu of the Financing (any financing pursuant to this Section 8.8(g), the “Permanent Financing”), on or prior to July 31, 2020 (and, to the extent not consummated on or prior to July 31, 2020 as a result of the proviso set forth in this sentence, on or prior to the Closing Date), including (i) consulting in good faith on the terms and conditions of any Permanent Financing, (ii) participating in the marketing and syndication efforts related thereto and (iii) participating in the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and investors, in each case, with respect thereto, in each case; provided that (A) the terms and conditions of such Permanent Financing are reasonably satisfactory to Pluto and Utah and (B) none of Pluto, Spinco or Utah shall consummate or be required to consummate any Permanent Financing if (1) the consummation and terms and conditions of such Permanent Financing, taking into account and after giving effect to the Spinco Cash Distribution, the Combination and the other transactions contemplated hereby, would result in Spinco having a Below Investment Grade Rating, or (2) after giving effect to such Permanent Financing, the Weighted Average Cost of the Available Debt Financing would be in excess of the percentage set forth on Section 8.8(g) of the Utah BCA Amendment Schedule.”

(g) Section 10.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) by Pluto or Utah, if the Closing shall not have occurred on or prior to December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation and Distribution Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;”

SECTION 3. Limited Amendment. Each Party acknowledges and agrees that this Amendment constitutes an instrument in writing duly signed by the Parties under Section 11.3 of the Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, all references to the Agreement, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall refer to the Agreement as amended hereby. Each reference in the Agreement, as amended hereby, to “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to July 29, 2019.

SECTION 4. Miscellaneous. The provisions of Section 1.3 and Article XI of the Agreement shall apply to this Amendment, mutatis mutandis, and are incorporated by reference as if fully set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name: Douglas E. Giordano
Title: Senior Vice President, Worldwide Business Development

UPJOHN INC.

By:	/s/ Bryan A. Supran
Name: Bryan A. Supran
Title: Vice President

UTAH ACQUISITION SUB INC.

By:	/s/ Alison O’Neill
Name: Alison O’Neill
Title: Vice President

MYLAN N.V.

By:	/s/ Brian S. Roman
Name: Brian S. Roman
Title: Global General Counsel and Assistant Secretary

MYLAN I B.V.

By:	/s/ Thomas D. Salus
Name: Thomas D. Salus
Title: Director

MYLAN II B.V.

By:	/s/ Thomas D. Salus
Name: Thomas D. Salus
Title: Director

[Signature Page to Amendment No. 1 to the Business Combination Agreement]